CHURCHILL DOWNS

Moderator: Julie Koenig Loignon
March 15, 2006
9 a.m. EST

Operator:     Good day and welcome to the Churchill Downs Incorporated fourth-quarter and year-end conference call. Today's call is being recorded. At this time, for opening remarks and introductions, I'd like to turn the call over to Ms. Julie Koenig. Please go ahead.

Julie Koenig Loignon:     Thank you. Good morning and welcome to the Churchill Downs Incorporated conference call to review the Company's results for the fourth quarter and full year of 2005. The results were released yesterday afternoon in a news release that has been covered by the financial media. A copy of this release announcing results and any other financial and statistical information about the period to be presented in this conference call, including any information required by Regulation G, is available at the section of the Company's Web site, entitled “Company News,” located at www.churchilldownsincorporated.com. Let me also note a release has been issued advising of the accessibility of this conference call on a listen-only basis over the Internet.

    As we begin, let me express that some statements made during this call will be forward-looking statements as designed in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that include projections, expectations or beliefs about future events or results or otherwise are not statements of historical fact. Actual performance of the Company may differ materially from that projected in such statements. Investors should refer to statements included in reports filed by the Company with the Securities and Exchange Commission for a discussion of additional information concerning factors that could cause our actual results of operations to differ materially from the forward-looking statements made in this call. The information being provided today is of this date only, and Churchill Downs Incorporated expressly disclaims any obligation to release, publicly, any updates or revisions to these forward looking statements to reflect any changes in expectations. I will now turn the call to Tom Meeker, president and chief executive officer.

Tom Meeker:     Thanks for joining us this morning for a discussion of our Company's financial performance for the full year of 2005 and for the last quarter of 2005. During the course of this morning's conference call, I'll make a few general comments about the Company's performance over the last year, followed by some comments about where the Company will be focusing its efforts during the coming year. I'll then turn the call over to Mike Miller, our Chief Financial Officer, who will give you some more details about last year's performance. And thereafter, we'll stand ready for any questions that you might have.

Despite the natural disasters we faced in 2005, the Company performed exceptionally well. As you know, we experienced three significant casualty losses in 2005 brought about by hurricane Wilma that caused extensive damage to our Calder property, hurricane Katrina that ravaged the Gulf Coast, flooded New Orleans and inflicted severe damage on our Fair Grounds property and an unexpected, but powerful tornado that caused significant damage to our Ellis Park property. Throughout the third and fourth quarters, our team members devoted countless hours reacting to these events and in short, they did an exemplary job protecting not only our properties, but meeting the needs of our team members who were personally affected by these events. And in many cases, our team members were displaced from their homes and moved to other locations. As previously reported, these casualty losses were insured with the exception of some deductibles, which Mike will talk about. Mike will also give you a status on all of the claims that we are filing.

In 2005, we sold Hollywood Park, which resulted in a significant improvement of our balance sheet. While I regret having to leave California racing, the sale has allowed the Company to concentrate its human and capital resources on areas within the industry that have significantly greater growth potential. The casualty losses and the sale of Hollywood Park did not inhibit our ability to grow our continuing operations. And during 2005, which included our first full year of revenues from our Louisiana operations, revenues grew 13.2 percent year over year. EBITDA grew 16.2 percent year over year and net earnings grew 31.1 percent year over year. Mike will give you the underlying details associated with these increases, but one of the most important factors was the solid performance of Churchill Downs Racetrack. The facts clearly demonstrate that the $121 million capital investment we made under the Master Plan was well-planned, thoughtfully financed and most important, well received by our customers. In short, it has and will continue to be a solid investment for the Company.

Our continuing operations also performed well against the backdrop of a challenging year for the horse racing industry as a whole. The market was down almost 3.4 percent in 2005, and there were a number of factors contributing to this decrease. First, the year got off to a poor start in California, where unprecedented rainfall significantly impacted California racing and the access to that market for our simulcast products. Due to ongoing construction, Gulfstream Park in South Florida did not perform as well as in previous years. Churchill Downs’ Spring Meet was significantly impacted by multiple equine illnesses, including strangles and equine herpes, that led to repeated quarantines and kept horses from regular training schedules. Additionally, hurricane season - the record hurricane season -- impacted second, third and fourth quarter results in the important South Florida market. Finally, we had the effects of Hurricane Katrina, which negatively impacted the New Orleans market. In spite of those challenges, Churchill Downs made progress on a number of strategic initiatives in 2005. By the end of the year we had in place all of the CRM platforms and programs developed by the Company. We are beginning to see positive results from the CRM initiative. Customer satisfaction polls conducted at all of our locations are significantly higher than in previous years. The Twin Spires Club membership is up. The total handle run through the Twin Spires Club program, which is our affinity program, is also significantly higher than in previous years. Moreover, our CRM program was put to the test in responding to an industry problem that surfaced in the first and second quarters of 2005 -- namely, the shortage of runners per race at tracks throughout the country. Mid-year we embarked upon Project Breakout, which was targeted at improving our runners per race at various tracks. Based on the data we had available under our CRM program and, more importantly, analytical tools resonant in the programs and platforms, we were able to significantly improve the number of runners per race at the Churchill Downs Fall Meet. Through target efforts to enhance the level of customer service directed at our Kentucky horsemen, including the creation of a horseman services center, we increased our runners per race average from 9.8 runners per race to 10.2 runners per race in a year-over-year meet comparison.

In summary, 2005 was a challenging year, but despite the challenges, the Company continued to grow, strengthened its balance sheet and continued to move forward on important strategic initiatives. As we look forward, I see yet more challenges but, more important, I see some exciting opportunities. And let me describe where the Company will focus its efforts during the coming year. First, we have cause for optimism as we look at the business levels across the industry in the first two months. The pari-mutuel market is up almost 2.5 percent through the end of February year over year on strong results from California, Kentucky and improved results from Maryland. Average field sizes have improved and the impact of the Mare Reproductive Loss Syndrome, which has contributed to smaller field sizes over the last couple years, is diminishing.

Switching from the domestic to the international market. As I've indicated over several years, U.S. racing must concentrate its efforts on international deployment as a long-term growth strategy. Towards that end, we will continue to pursue initiatives individually and collectively with other industry organizations and companies that are targeted at opening up new markets for U.S. wagering products. Similarly, we will continue our efforts to improve the domestic account- wagering operations. Beginning in March 2007, our exclusive account-wagering contracts with TVG will begin to expire. The first contract set to expire is with Churchill Downs Racetrack and as we look to the future, several objectives are clear. First, we must reexamine the business model in this area to ensure that horsemen and tracks obtain a fair share of the revenues associated with this growth channel. Second, we must develop a system that provides the account-wagering platform operator with the necessary tools, such as rebating, to compete with non-regulated offshore platforms. Third, major racing states, such as Florida and Illinois, must be encouraged to pass legislation that allows for account wagering, thereby strengthening not only the local industry, but the industry at large. Finally and most important, we must begin to operate the account wagering systems - system or systems in a customer-centric manner. Simply put, our customers deserve more from the industry, and absent that commitment, our customers will seemingly go elsewhere. Similarly, our customers are entitled to a more secure and efficient tote system and during 2005, Churchill Downs, together with Magna, Woodbine and other track operators, commenced a process that will, in the end, deliver a more secure customer-friendly and efficient tote system for the industry. I'm pleased to report that progress is being made. With a little luck and continued hard work by all of our partners, I firmly believe that the reengineering process of the tote system will accelerate in 2006 and in the near future, the industry will be processing wagers more efficiently, with more speed and most important, across a more secure system. Just as important, the system will have an open architecture that will allow new and exciting customer interface technologies to be deployed by those account- wagering systems operating across the tote system. During 2006 we will continue to focus on our under-performing assets. We are looking at a number of things including downsizing facilities consistent with the diminished role of on-track attendance and handle on overall revenues. Developing alternative uses for excess real estate and as we have successfully done at Churchill Downs Racetrack, developing a year round utilization strategy for each of our properties. Asset utilization is also a focus of our continuing efforts to obtain favorable slot legislations. We will continue these efforts in all jurisdictions in which we do business. This year, we made progress in Kentucky, where for the first time we obtained industry consensus on a number of significant issues attending our slot legislation. In Illinois, we saw a subsidy bill barely miss passing in the House, and we look forward to the veto session later on this year. In Indiana, there was little action taken on the slot initiatives, but in place is a strong industry consensus as to where the industry should be going. Finally, in Florida, we were disappointed in the enabling legislation passed by the legislature. But, despite the lack of a favorable tax rate, we continue to believe that a business can be built around alternative gaming in Florida. We are actively working to defeat a piece of legislation that would allow for yet another referendum that, if passed, would prevent voters in Miami-Dade where our Calder Race Course is located, from making their own decision on whether to allow slots at racetracks. Finally, we will continue to prepare, consistent with what I've just said, for a second countywide vote in the Miami-Dade county location on the issue of slots at racetracks.

With that in mind, having said all that, I will turn the call over to Mike Miller who will give you all the details associated with our 2005 performance.

Mike Miller:     Thank you, Tom and good morning everyone. I'll briefly cover our results for the year as well as comment on our financial position at the end of the year and then, as Tom reported, we will respond to any questions you may have.

First turning to the balance sheet, there are some significant changes when compared to 2004, primarily as a result of the disposition of Hollywood Park last September. Our overall decrease in assets is attributable to the sale, offset by a $22-million increase in plant equipment as well as a $5-million increase in other current assets. The increase in fixed assets is largely a result of the completion of the Master Plan during the second quarter just prior to Derby last year. Our ongoing capital expenditure program, with the exception of what may happen in New Orleans, would appear to be less than our anticipated depreciation and amortization expense of approximately $22 million. The change in other current assets is the result of an increase in the estimated receivable from our carriers for worker's compensation and general liability claims,, which also partially explains the increase in the accrued expense category. The remainder of the $12 million increase in that category, is attributable to liabilities recorded at the time of the Hollywood Park sale, representing our best estimate of the future potential cost we may incur related to our portion of under-funding with certain multi-employer defined benefit plans in California. With respect to the assets damaged by the hurricanes and the tornado, we continue to believe that our insurance coverage provides adequate protection and that there will be no significant impairment incurred. We have received advances from our carriers, and recovery efforts are well underway at all locations. We, and all businesses are, however, paying the price for these disasters. We recently renewed property and casualty coverage for the Company, and for the year beginning this very month, we will pay an additional $3 million in premiums, and our combined deductibles for wind losses at Calder and Fair Grounds will increase by approximately $5 million to $6 million. Others in the hospitality gaming industry in the Gulf Coast are experiencing the same, if not worse, increases, but we certainly take no comfort in that fact.

At year-end, our long-term debt outstanding to banks was only $15 million, which reflects the result of applying the approximate $200 million of after-tax proceeds from the Hollywood Park sale to de-lever. We continue to maintain our $200 million bank revolver with very favorable terms conditions, and thus our access to capital for growth activities is excellent. The balance of our long-term debt was created in 2004 in connection with a convertible note issued in conjunction with a stock redemption. For those of you who have followed us in the past, you know that we are not afraid to lever the Company for the right growth opportunities so long as we can foresee that these investments producing reasonable cash flow, which in turn, will be used to de-lever.

In the equity section, please note the unearned stock compensation representing the unamortized portion of restricted stock grants that were made in 2004 and 2005. Such grants are being amortized as expenses using the straight-line method over the five-year cliff-vesting period.

Shifting now to the income statement in the segment information, I would like to echo Tom's comments relative to how pleased we are with our accomplishments in 2005, particularly in light of the significant obstacles our employees faced. At Churchill Downs, the team performed beyond expectations as it opened the completely renovated facility for the first time, producing yet another record Oaks and Derby. The Master Plan, with this new venue and amenities, out performed the original estimates developed several years ago when the project was conceived. Likewise at Calder, Ellis Park and Fair Grounds, our employees more than rose to the occasion to overcome the problems created by the disasters. The result of all these efforts was to produce a 13-percent increase to revenues for our continuing operations, largely influenced by the first full year inclusion of our Louisiana property. Arlington Park experienced a decrease in revenues primarily attributable to a loss of dark day monies resulting from an administrative proceeding with the Illinois Racing Board and is, therefore, not reflective of 2005 operations.

EBITDA growth from continuing operations also experienced double-digit growth in spite of the negative cash flow at Fair Grounds and the reductions at Arlington Park. We do expect a turnaround this year in New Orleans due to very strong video poker business at our OTBs as well as strong pari-mutuel business. We have fewer OTBs open this time than we did last year, but we are currently producing almost twice the EBITDA. Our pari-mutuel business is up 33 percent year over year, and video poker revenues are nearly doubled. We are presently working on a plan to open Fair Grounds for racing once we can establish that a workforce will be in place and that a reasonable market exists for our product. We expect to make a final decision on the matter prior to April 15.

I also want to call your attention to the new presentation of our segment data, particularly the allocation of corporate expenses, which in turn, mirrors the way in which operations are managed. We are allocating 80 percent of such expenses incurred by corporate departments to the operating units based on their live pari-mutuel revenues or, in the case of Louisiana, pari-mutuel revenues as well as video poker revenues. This decision has been brought about by our focus on centralizing certain administrative functions to enhance overall operating efficiency. We will continue to challenge this method from time to time to ensure this more clearly reflects our operation.

For 2005, $11.8 million of expenses were allocated to the operating units. I would refer you to the 2004 amounts prior to restatement to better understand the impact of this change. On the face of the income statements, the pre-tax line for continuing operations is flat from year to year. As is usually the case, there are several moving parts to this equation, but I would want to point out some of the more significant components. In 2004, we had $10.5 million of unusual charges resulting from an impairment loss as well as a non-cash loss from the issuance of a derivative instrument. In 2005, our depreciation and amortization expense increased by $5.7 million primarily as a result of the completed Master Plan. We also incurred $2.2 million in charges to reflect new contract changes for the CEO, as well as absorbing a $3 million EBITDA loss in New Orleans and approximately $1 million in severance related costs related to staffing realignment.

I could ramble on with more items, but I don't want to sound apologetic. We are very, very pleased with our results and are excited about the prospects for the future and our current financial position. That having been said, we will always closely examine non- or under-performing assets and will continue to scrub our cost structure for expense reduction opportunities. One final word related to EPS: what would appear to be a significant increase in EPS from 74 cents to 98 cents, also requires some explanation. We experienced an anomaly with our effective tax rate in 2004 due to the non-deductibility of the derivative loss, a significant portion of the impairment loss and legislative expenses. We began a return to normalcy in 2005, with respect to our effective tax rate and expect this trend to continue for 2006.

Now, I'll turn the call back to the operator and we will address whatever questions you may have.

Operator:     Thank you. The question and answer session will be conducted electronically. If you'd like to ask a question, please do so by pressing the star key followed by the digit one on your touch-tone telephone. If you're using a speakerphone, please make sure your mute function is turned off to allow your signal to reach our equipment. Once, again, it's *1 for questions, and we'll pause for just a moment to allow everyone a chance to signal.

We'll take our first question from Tim Rice with Rice Voelker.

Tim Rice:     Good morning.

Tom Meeker:     Good morning.

Tim Rice:     My question - my question relates to the Fair Grounds operation. You mentioned you'd make a decision by April 15, which I guess is the day you need to make a decision for the commission as far -

Tom Meeker:     That's correct.

Tim Rice:     - as your racing days. If you were to opt not to run the meet, what would be the impact on your OTB operations? Would you have to - would you still be allowed to run those?

Tom Meeker:     Well, the OTB operations are dependent upon the underlying license you have for the live meet. Last year, we obtained a waiver of that requirement by displacing up to Shreveport -

Tim Rice:     Right.

Tom Meeker:     - and I - we’ve had a number of discussions with the Commission. We are both vectored towards the same target and that is ensuring that we do the right thing for racing in Louisiana. I don't think our OTB operations are in jeopardy at this point, even if we had to return to Shreveport to run the Fair Grounds meet. Our objective, though, as we've stated to the commission is to as quickly as possible, return to New Orleans, given the fact that there are a number - or notwithstanding there are a number of contingencies, including such things as market and employment base - an employee base that we need down there to operate in that location. Basic things such as water, electricity, we still - I'm not sure, we're hoping to have electricity on - in fact, it may be on by now. But there are a number of factors that we have to kind of sort our way through to ensure that the - when we do reopen, that we can run the best possible meet.

Tim Rice:     Great. I certainly hope that's sooner rather than later.

Tom Meeker:     Well, so do we. We're very encouraged by the level of business at the OTBs. As Mike indicated, we are down to about seven OTBs, I believe it is right now and they're performing far in excess of what they were performing prior to the hurricane.

Tim Rice:     Well, there are a lot of people hungry for live racing down there.

Tom Meeker:     Right.

Tim Rice:     The other question was relating to Calder. What - can you talk a little bit about your progress in restoring that property in the wake of its hurricane damage?

Tom Meeker:     It's fully restored with exception of a couple of barns that we still have to re-roof and we're hopefully going to have the new tote board, and actually a much improved tote board, installed down there - Andy, when's that going to be?

Andy Skehan (Chief Operating Officer):     Shortly after the meet begins.

Tom Meeker:     OK.

Mike Miller:     Tim, the damage there was largely in the barn area. Particularly, roofs in the barn area. There wasn't a tremendous amount of damage on the front side other than the loss of the tote board. We started repairing those barns probably a day or two after the storm and it's just about completed. And we lost very little business. We had other accommodations for horsemen for barn areas, but just about have it back to where it needs to be.

Tim Rice:     Great. Thanks very much.

Tom Meeker:     Sure enough.

Operator:     We'll go next to Ryan Worst with Brean Murray.

Ryan Worst:     Thank you very much. Mike, you guys really didn't mention too much about the fourth quarter specifically and it looks like costs increased quite a bit during the quarter. Could you kind of shed some light, if there's any kind of one-time-in-nature cause associated with clean ups and costs to get things back up and running at the facilities impacted by the natural disasters? And then I have a couple other follow-up questions.

Mike Miller:     Well, most of those clean up costs we believe are covered by insurance, Ryan, so that shouldn't be the reason for any increase. We did have a couple unusual items. We had a $2.2 million adjustment for the SERP for the CEO related again to some contract changes. We have about a million dollars incurred for severance-related costs in that quarter as well. So those are some big drivers of cost for the quarter.

Ryan Worst:     Mike, where would those items show up on the EBITDA breakout between the facilities.

Mike Miller:     Well, there would be some in corporate and some spread to the facilities - the operating units as I - as I talked about with our approach now spreading corporate costs to the units. They would be spread, really throughout all of them, Ryan, including corporate.

Ryan Worst:     So, there's approximately, I guess, $3.2 million in one-time kind of costs associated with what you mentioned?

Mike Miller:     Yes. That's what comes to mind. They're probably some others, but they --

Ryan Worst:     And then the $3 million loss in New Orleans at the Fair Grounds?

Mike Miller:     Right.

Ryan Worst:     Was that a function of, you know, just lower business lines? It sounds like business volumes have done pretty well, or is that kind of - you know, what's the reason behind such a significant loss there?

Mike Miller:     Well, you need - you need a little bit of history there. As you recall when we bought that property in October of 2004, it had been losing a significant amount of money. And so, we ran the first live meet there beginning November of 2004 and ran a very successful live meet, but by the same token, we had not even anticipated turning that operation fully around in 2005. So, the amount of loss for the year, $3 million, was not unanticipated, but it was exacerbated by obviously the storm. We're very encouraged by the OTB operations, but that having been said, from Aug. 28, I think the date of the storm, until sometime in October, we had no business there. And then, the OTBs got back up and running in the latter part of October.

Tom Meeker:     But that was scaled, it was slow, they didn't all just come back online.

Mike Miller:     Yes. We opened them as we were able and we still don't have all of them reopened. With respect to the live meet, our arrangement with the Louisiana Downs - the lease if you would, as such - was that we would keep the export pari-mutuel revenues, but the - just about the balance of anything related to live meet would benefit Louisiana Downs. So, actually I'm very pleased the loss didn’t exceed that.

Ryan Worst:     OK. And then, Tom, could you talk about where you are in the process of the (tote) RFP? I was - I thought that that - that a decision was going to be made in the near future. Is that still the case or has that been pushed out a little bit? And then if you could touch upon this announcement yesterday by Magna Entertainment to export North American racing signals to the UK for Ladbrokes? Are you guys participating in that? And then if you could maybe be more - a little more specific on your - the options available to you as far as pursuing your objectives for account wagering?

Tom Meeker:     OK. Let me go back. What was the first one? The first one -

Mike Miller:     About the tote.

Tom Meeker:     Oh, the tote. The tote RFP process is fully engaged. There's some discussions going on right now among the participants in the RFP process as well as number of tote providers. And I would think that within the coming month, we should have some clarity that we can deliver to the market on what is going to happen on that front. I continue to say, not only from the standpoint of a more efficient system, but the transactional part of our business needs to be fixed and I'm not suggesting there's any gross lack of integrity in the system, but as you well know, we’re not processing bets as quickly as we should. We have odds that are coming up a minute to two minutes passed the running of the race and so, it's a strategic imperative from that standpoint. But more important, it's also a strategic imperative that we develop a transactional platform that has an open architecture on the front end so that we can start hooking on these new technologies as they become available. Be they PDAs, self-serve machines, you name it. And I think that process and the architecture that was described in the RFP will be something we'll inure to the benefit of the entire industry.

The second question relates to?

Mike Miller:     Magna.

Tom Meeker:     Oh, Magna, yes.

Ryan Worst:     Their agreement with Ladbrokes?

Tom Meeker:     Yes. I'm not - I can't comment on that, but we have been, under the guise of Racing World, been working with Magna for the last several months and we're encouraged by what we see as an opportunity in moving into the UK and Ireland, under the guise of Racing World. That's about all I can say about that.

Finally, the account-wagering strategy for the Company. As you know, we made the decision - in fact, ODS, which was the precursor of the TVG platform - that came out of our Company. We, together with the ODS folks, developed the original platform and ultimately it was bought by TVG or Gemstar. And we were one of the original signatories of the founders agreement, which committed us for a term of years to use TVG as our exclusive distributor and production and account-wagering operator and those contracts, while they go over a period of about 13 months, the first of which comes up in March 2007.

In terms of where we might be going, I can't really speak specifically, but we're looking at a myriad of opportunities that are available to us and the objectives that I set forth in the opening comments, are the objectives that will guide our decision-making process as we determine how best to develop, not only for our Company but for the industry at large, a coherent, customer-friendly, account-wagering platform. My questions - which I've asked our folks as well as the industry at large - my questions really center on the customer. Why does the customer have to have three, four, five accounts? Why can't the customer choose what he sees and where he wants to bet? Why do we provide barriers to our customers in terms of wagering on events that they want or races that they want to wager on? So, those are going to be the baseline criteria that we will use in making a decision, not only for our Company, but hopefully, a decision will inure to the benefit of the larger industry.

Ryan Worst:     All right, thanks.

Operator:     Once again, it's star one for questions.

And we'll go next to Jen Ganzi with Gabelli & Company.

Jen Ganzi:     Hi, I was just wondering if you could possibly break out your revenues and EBITDA from the video poker operations?

Mike Miller:     Well, no, we've chosen not to that at this point in time, so, no, we will not do that as we speak.

Jen Ganzi:     OK. And just any - just, you know, regarding the gaming legislation in Florida. I was wondering when do you anticipate, you know, if there's going to be a vote in Miami-Dade County? When do you anticipate that happening?

Tom Meeker:     We would hope in 2007 or early 2008. It depends on various issues down there attendant to local elections.

Jen Ganzi:     So would that be later 2007?

Tom Meeker:   Say again?

Jen Ganzi:     Would that be in later of 2007?

Tom Meeker:   Yes, probably in the latter part of 2007, early part of 2008.

Jen Ganzi:     OK, and what about Kentucky? Do you have any priority on that?

Tom Meeker:     Well, nothing other than what has been reported widely across the press. There is a bill that may or may not get out of committee today that would allow for a statewide referendum on the issue of slots at racetracks. And I think as we move down the road - the next couple weeks - we'll have much more clarity on that. I think the important thing in Kentucky is the fact that we have for the first time, been able to achieve a consensus among all of the constituents involved in racing, be they horsemen, jockeys, track operators, racing commission, a myriad of folks that have a vested interest in this industry and there is a concerted effort that has been achieved or consensus I should say, and that is very encouraging.

Jen Ganzi:    OK. Great. And any plans for a share buy back? Or anything like that?

Mike Miller:    Not at this time, no.

Tom Meeker:   If there were, I don’t think we would announce it here.

Jen Ganzi:     OK. Thank you.

Operator:     We'll take our next question from Ryan Worst of Brean Murray.

Ryan Worst:   Thanks. Mike, can you just go over again what you said about the increase in insurance costs? I didn't quite catch all the numbers.

Mike Miller:     Well, the year begins March 1. Our insurance year does. Our renewals, other than for property, were generally flat or slightly down. The slightly down would be as a result of no longer having Hollywood in our family. But our premiums for property coverage will increase beginning in March on about a $3 million run rate annually. And in addition, our retentions - or our deductibles, if you would - for wind damage at Calder and Fair Grounds increased dramatically -- somewhere in the nature of $5 million to $6 million more exposure for the Company. That is a result of not only the losses that we sustained, but that these carriers sustained in general in the Gulf Region.

Ryan Worst:     OK. And then could you just touch upon Arlington Park? If you look at the EBITDA break out, it looks like you guys lost almost $2 million more than last year in the fourth quarter. And I was wondering what drove that decline?

Mike Miller:     Well, there was some - there was some soft business in the fourth quarter. We also had some expenses in the fourth quarter related to severance costs.

Ryan Worst:     OK.

Mike Miller:     And insurance costs. And actually, Ryan, there's probably a list of about 10 things, not any one of which is significant, but they all added up.

Ryan Worst:     OK. Thanks.

Operator:     And there are no further questions at this time.

Tom Meeker:   Well again, thank you for joining us this morning. I will tell you parenthetically that last year in the fourth quarter, I looked forward to this call and I somewhat dreaded it in light of all of the casualties that we were suffering and then, you know, with the events that culminated at Ellis Park, it was a fairly bleak time within the Company. I'm pleased, though, to be with you this morning and I'm more pleased with the fact that I was able to report that the Company, despite all of these challenges that we faced in 2005, performed exceptionally well by any measurement. And I'm even more pleased by what I was discussing with you this morning in terms of the opportunities that are available to the industry, not only for our Company, but in terms of transforming the industry and getting it on a growth path that is significant - that will be significant for all of us.

So, as we move forward, I look forward to the next call that we will have to discuss these things and at that time be able to report, hopefully on equally exciting news and good performance.

So, thanks again for joining us this morning.

Operator:   Once again, that does conclude today's conference call. We appreciate your participation. You may now disconnect.

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